State of Delaware
                     Office of the Secretary of State                Page 1



     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "PERMA-FIX ENVIRONMENTAL
SERVICES, INC." FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JULY, A.D. 1997, AT 11:15 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.








                                   /s/ Edward J. Freel
                                   _______________________________
                                   Edward J. Freel,
                                   Secretary of State

                                   Authentication: 8556371

2249849 8100                       Date: 07-14-97

971232152

                        CERTIFICATE OF DESIGNATIONS
              OF SERIES 5 CLASS E CONVERTIBLE PREFERRED STOCK
                                    OF
                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.



     Perma-Fix Environmental Services, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation
Law of the State of Delaware, does hereby certify:

     That, pursuant to authority conferred upon by the Board of Directors by the Corporation's Restated Certificate of Incorporation, as amended, and pursuant to the provisions of
Section 151 of the Delaware Corporation Law, the Board of Directors of the Corporation has adopted resolutions, a copy of which is attached hereto, establishing and providing for the issuance of a series of Preferred Stock designated as Series 5 Class E Convertible Preferred Stock and has established and fixed the voting powers, designations, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions of such Series 5 Class E Convertible Preferred Stock as set forth in the attached resolutions.

Dated: July 3, 1997           PERMA-FIX ENVIRONMENTAL
                              SERVICES, INC.



                              By  /s/ Louis Centofanti
                                 __________________________________
                                   Dr. Louis F. Centofanti
                                   Chairman of the Board

ATTEST:


/s/ Richard T. Kelecy
______________________________
Richard T. Kelecy, Secretary

                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                            (the "Corporation")

                   RESOLUTION OF THE BOARD OF DIRECTORS

         FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
               RESTRICTIONS AND CONDITIONS ATTACHING TO THE
               SERIES 5 CLASS E CONVERTIBLE PREFERRED STOCK


     WHEREAS, the Corporation's capital includes preferred stock, par value $.001 per share ("Preferred Stock"), which Preferred Stock may be issued in one or more series by resolutions adopted by the directors, and with the directors being entitled by resolution to fix the number of shares in each series and to designate the rights, designations, preferences and relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions attaching to the shares of each such series;

     WHEREAS, it is in the best interests of the Corporation for the Board to create a new series from the Preferred Stock designated as the Series 5 Class E Convertible Preferred Stock, par value $.001 per share ("Series 5 Class E Preferred Stock");

     NOW, THEREFORE, BE IT RESOLVED, that the Series 5 Class E Convertible Preferred Stock, par value $.001 (the "Series 5 Class E Preferred Stock") of the Corporation shall consist of three hundred fifty (350) shares and no more and shall be designated as the Series 5 Class E Convertible Preferred Stock, and the preferences, rights, privileges, restrictions and conditions attaching to the Series 5 Class E Preferred Stock shall be as follows:

Part 1 - Voting and Preemptive Rights.

1.1 Voting Rights. Except as otherwise provided in Section 242(b)(2) of the General Corporation Law of the State of Delaware (the "GCL"), the holders of the Series 5 Class E Preferred Stock shall have no voting rights whatsoever. To the extent that under
Section 242(b)(2) of the GCL the vote of the holders of the Series 5 Class E Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series 5 Class E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series 5 Class E Preferred Stock (except as otherwise may be required under the GCL) shall constitute the approval of such action by the series. To the extent that under Section 242(b)(2) of the GCL the holders of the Series 5 Class E Preferred Stock are entitled to vote on a matter, each share of the Series 5 Class E Preferred Stock shall be entitled one (1) vote for each outstanding share of Series 5 Class E Preferred Stock. Holders of the Series 5 Class E

Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to stockholders) for all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and applicable statutes. If the holders of the Series 5 Class E Preferred Stock are required to vote under Section 242(b)(2) of the GCL as a result of the number of authorized shares of any such class or classes of stock being increased or decreased, the number of authorized shares of any of such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the GCL.

1.2 No Preemptive Rights. The Series 5 Class E Preferred Stock shall not give its holders any preemptive rights to acquire any other securities issued by the Corporation at any time in the future.

Part 2 - Liquidation Rights.

2.1 Liquidation. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time when any shares of the Series 5 Class E Preferred Stock shall be outstanding, the holders of the then outstanding Series 5 Class E Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $1,000 consideration per outstanding share of Series 5 Class E Preferred Stock, and no more, plus an amount equal to all unpaid dividends accrued thereon to the date of payment of such distribution ("Liquidation Preference"), whether or not declared by the Board of Directors, before any payment shall be made or any assets distributed to the holders of the Corporation's Common Stock.

2.2 Payment of Liquidation Preferences. Subject to the provisions of Part 6 hereof, all amounts to be paid as Liquidation Preference to the holders of Series 5 Class E Preferred Stock, as provided in this Part 2, shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of the Corporation's Common Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

2.3 No Rights After Payment. After the payment to the holders of the shares of the Series 5 Class E Preferred Stock of the full Liquidation Preference amounts provided for in this Part 2, the holders of the Series 5 Class E Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

2.4 Assets Insufficient to Pay Full Liquidation Preference. In the event that the assets of the Corporation available for distribution to the holders of shares of the Series 5 Class E Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Part 2, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series 5 Class E Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series 5 Class E Preferred Stock and shares of such other class or series ranking on a parity with the shares of this Series 5 Class E Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

Part 3 - Dividends.

3.1 The holders of the Series 5 Class E Preferred Stock are entitled to receive if, when and as declared by the Board of Directors of the Corporation (the "Board") out of funds legally available therefor, cumulative annual dividends, payable in cash or Common Stock of the Corporation, par value $.001 per share (the "Common Stock"), or any combination thereof, at the Corporation's election, at the rate of four percent (4%) per annum of the Liquidation Value (as defined below) of each issued and outstanding share of Series 5 Class E Preferred Stock (the "Dividend Rate"). The Liquidation Value of the Series 5 Class E Preferred Stock shall be $1,000 per outstanding share of the Series 5 Class E Preferred Stock (the "Liquidation Value"). The dividend is payable semi-annually within seven (7) business days after each of December 31 and June 30 of each year, commencing December 31, 1997 (each, a "Dividend Declaration Date"). Dividends shall be paid only with respect to shares of Series 5 Class E Preferred Stock actually issued and outstanding on a Dividend Declaration Date and to holders of record of the Series 5 Class E Preferred Stock as of the Dividend Declaration Date. Dividends shall accrue from the first day of the semi-annual period in which such dividend may be payable, except with respect to the first semi-annual dividend which shall accrue from the date of issuance of the Series 5 Class E Preferred Stock. In the event that the Corporation elects to pay the accrued dividends due as of a Dividend Declaration Date on an outstanding share of the Series 5 Class E Preferred Stock in Common Stock of the Corporation, the holder of such share shall receive that number of shares of Common Stock of the Corporation equal to the product of (a) the quotient of (i) the Dividend Rate divided by
(ii) the average of the closing bid quotation of the Corporation's Common Stock as reported on the National Association of Securities Dealers Automated Quotation system ("NASDAQ"), or the average closing sale price if listed on a national securities exchange, for the five (5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price"), times (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid, and the denominator of which is 365. Dividends on the Series 5 Class E Preferred Stock shall be cumulative, and no dividends or other distributions shall be paid or declared or set aside for payment on the Corporation's Common Stock until all accrued and unpaid dividends on all outstanding shares of Series 5 Class E Preferred Stock shall have been paid or declared and set aside for payment.

Part 4 - Conversion. The holders of the Series 5 Class E Preferred Stock shall have rights to convert the shares of Series 5 Class E
Preferred Stock into shares of the Corporation's Common Stock, as follows (the "Conversion Rights"):

4.1 Right to Convert. The Series 5 Class E Preferred Stock shall be convertible into shares of Common Stock, as follows:

     4.1.1 Up to one hundred seventy-five (175) shares of Series 5 Class E Preferred Stock may be converted at the Conversion Price (as that term is defined in Section 4.2 below) at any time on or after November 3, 1997; and,

     4.1.2 Up to an additional one hundred seventy-five (175) shares of Series 5 Class E Preferred Stock may be converted at the Conversion Price at any time on or after December 3, 1997.

4.2 Conversion Price. Subject to the terms hereof, as used herein, the term Conversion Price per outstanding share of Series 5 Class E Preferred Stock shall be the product of the lesser of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days immediately preceding the date of the Conversion Notice referred to in Section 4.3 below multiplied by eighty percent (80%) or (ii) U.S. $1.6875. Notwithstanding the foregoing, the Conversion Price shall not be less than a minimum of $.75 per share ("Minimum Conversion Price"), which Minimum Conversion Price shall be eliminated from and after September 6, 1998. If any of the outstanding shares of Series 5 Class E Preferred Stock are converted, in whole or in part, into Common Stock pursuant to the terms of this Part 4, the number of shares of whole Common Stock to be issued to the holder as a result of such conversion shall be determined by dividing (a) the aggregate Liquidation Value of the Series 5 Class E Preferred Stock so surrendered for conversion by (b) the Conversion Price in effect at the date of the conversion. At the time of conversion of shares of the Series 5 Class E Preferred Stock, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid and accrued dividends, if any, accrued thereon to the date of conversion, or, at the Corporation's option, in lieu of paying cash for the accrued and unpaid dividends, issue that number of shares of whole Common Stock which is equal to the quotient of the amount of such unpaid and accrued dividends to the date of conversion on the shares of Series 5 Class E Preferred Stock so converted divided by the Stock Dividend Price, as defined in Section 3.1 hereof, in effect at the date of conversion.

4.3 Mechanics of Conversion. Any holder of the Series 5 Class E Preferred Stock who wishes to exercise its Conversion Rights pursuant to Section 4.1 of this Part 4 must surrender the certificate therefor at the principal executive office of the Corporation, and give written notice, which may be via facsimile transmission, to the Corporation at such office that it elects to convert the same (the "Conversion Notice"). No Conversion Notice with respect to any shares of Series 5 Class E Preferred Stock can be given prior to the time such shares of Series 5 Class E Preferred Stock are eligible for conversion in accordance with the provision of Section 4.1 above, except as provided in Section 4.4. Any such premature Conversion Notice shall automatically be null and void. The Corporation shall, within seven (7) business days after receipt of an appropriate and timely Conversion Notice (and certificate, if necessary), issue to such holder of Series 5 Class E Preferred Stock or its agent a certificate for the number of shares of Common Stock to which he shall be entitled; it being expressly agreed that until and unless the holder delivers written notice to the Corporation to the contrary, all shares of Common Stock issuable upon conversion of the Series 5 Class E Preferred Stock hereunder are to be delivered by the Corporation to a party designated in writing by the holder in the Conversion Notice for the account of the holder and such shall be deemed valid delivery to the holder of such shares of Common Stock. Such conversion shall be deemed to have been made only after both the certificate for the shares of Series 5 Class E Preferred Stock to be converted have been surrendered and the Conversion Notice is received by the Corporation (the "Conversion Documents"), and the person or entity whose name is noted on the certificate evidencing such shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time. In the event that the Conversion Notice is sent via facsimile transmission, the Corporation shall be deemed to have received such Conversion Notice on the first business day on which such facsimile Conversion Notice is actually received.

4.4 Merger or Consolidation. In case of either (a) any merger or consolidation to which the Corporation is a party (collectively, the "Merger"), other than a Merger in which the Corporation is the surviving or continuing corporation, or (b) any sale or conveyance to another corporation of all, or substantially all, of the assets of the Corporation (collectively, the "Sale"), and such Merger or Sale becomes effective (x) while any shares of Series 5 Class E Preferred Stock are outstanding and prior to the date that the Corporation's Registration Statement covering up to 200,000 shares of Common Stock issuable upon the conversion of the Series 5 Class E Preferred Stock is declared effective by the
     U. S. Securities and Exchange Commission or (y) prior to the end of the restriction periods in Section 4.1, then, in such event, the Corporation or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each share of Series 5 Class E Preferred Stock then outstanding shall have the right to convert such share of Series 5 Class E Preferred Stock into the kind and amount of shares of stock or other securities and property receivable upon such Merger or Sale by a holder of the number of shares of Common Stock into which such shares of Series 5 Class E Preferred Stock could have been converted into immediately prior to such Merger or Sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Part 4.

4.4 Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time while shares of Series 5 Class E Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

4.5. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series 5 Class E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4 hereof), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series 5 Class E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders of Series 5 Class E Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series 5 Class E Preferred Stock immediately before that change.

4.6 Common Stock Duly Issued. All Common Stock which may be issued upon conversion of Series 5 Class E Preferred Stock will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

4.7 Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Part 4, the Corporation, at its expense, within a reasonable period of time, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series 5 Class E Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based.

4.8 Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series 5 Class E Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder of Series 5 Class E Preferred Stock in connection with such conversion.

4.9 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series 5 Class E Preferred Stock, such number of its shares of Common Stock as shall, from time to time, be sufficient to effect the conversion of all outstanding shares of the Series 5 Class E Preferred stock, and, if at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 5 Class E Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

4.10 Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series 5 Class E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series 5 Class E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded up to the nearest whole share.

4.11 Notices. Any notices required by the provisions of this Part 4 to be given to the holders of shares of Series 5 Class E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4.12 Business Day. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday or a day when the federal and state banks located in the State of New York are required or is permitted to close.

Part 5 - Redemption.

5.1 Redemption at Corporation's Option. Except as otherwise provided in this Section 5.1, at any time, and from time to time, after the expiration of one (1) year from the date of the first issuance of the Series 5 Class E Preferred Stock, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, at any time, and from time to time, the then outstanding Series 5 Class E Preferred Stock at the following cash redemption prices per share (the "Redemption Price") if redeemed during the following periods: (a) within four (4) years from the date of the first issuance of Series 5 Class E Preferred Stock - $1,300 per share, if at any time during such four (4) year period the average of the closing bid price of the Common Stock for ten (10) consecutive trading days shall be in excess of Four U.S. Dollars ($4.00) per share, and (b) after four (4) years from the date of the first issuance of Series 5 Class E Preferred Stock - $1,000 per share.

5.3 Mechanics of Redemption. Thirty (30) days prior to any date stipulated by the Corporation for the redemption of Series 5 Class E Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series 5 Class E Preferred Stock. The Redemption Notice shall state: (i) the Redemption Date of such shares, (ii) the number of Series 5 Class E Preferred Stock to be redeemed from the holder to whom the Redemption Notice is addressed, (iii) instructions for surrender to the Corporation, in the manner and at the place designated, of a share certificate or share certificates representing the number of Series 5 Class E Preferred Stock to be redeemed from such holder, and (iv) instructions as to how to specify to the Corporation the number of Series 5 Class E Preferred Stock to be redeemed as provided in this Part 5.

5.4 Rights of Conversion Upon Redemption. If the redemption occurs after the first one hundred eighty (180) days after the first issuance of Series 5 Class E Preferred Stock, then, upon receipt of the Redemption Notice, any holder of Series 5 Class E Preferred Stock shall have the option, at its sole election, to specify what portion of its Series 5 Class E Preferred Stock called for redemption in the Redemption Notice shall be redeemed as provided in this Part 5 or converted into Common Stock in the manner provided in Part 4 hereof.

5.5 Surrender of Certificates. On or before the Redemption Date in respect of any Series 5 Class E Preferred Stock, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in
     Section 5.6 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series 5 Class E Preferred Stock which are not being redeemed to be registered in the names of the persons or entity whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

5.6 Payment. On the Redemption Date in respect of any Series 5 Class E Preferred Stock or prior thereto, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least U. S. $50,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called from redemption (less the aggregate Redemption Price for those Series 5 Class E Preferred Stock in respect of which the Corporation has received notice from the holder thereof of its election to convert Series 5 Class E Preferred Stock into Common Stock), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

Part 6 - Parity with Other Shares of Series 5 Class E Preferred
Stock and Priority.

6.1 Rateable Participation. If any cumulative dividends or return of capital in respect of Series 5 Class E Preferred Stock are not paid in full, the owners of all series of outstanding Preferred Stock shall participate rateably in respect of accumulated dividends and return of capital.

6.2 Ranking. For purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

     6.2.1 Prior or senior to the shares of this Series 5 Class E Preferred Stock either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series 5 Class E Preferred Stock;

     6.2.2 On a parity with, or equal to, shares of this Series 5 Class E Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series 5 Class E Preferred Stock, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and over the other, as between the holders of such stock and the holders of shares of this Series 5 Class E Preferred Stock; and,

     6.2.3 Junior to shares of this Series 5 Class E Preferred Stock, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series 5 Class E Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

Part 7 - Reissue.

     7.1 Authorized. Any shares of Series 5 Class E Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock hereafter created.








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